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                                                                  EXHIBIT (a)(9)

          [LETTERHEAD OF MERRILL LYNCH, PIERCE, FENNER & SMITH, INC.]

                            NOTICE TO PARTICIPANTS
                          IN THE STOCK PURCHASE PLAN
                             OF THE LIMITED, INC.

                          Offer to Purchase for Cash

                                      by

                               THE LIMITED, INC.

                  Up to 15,000,000 Shares of its Common Stock

                                                                    May 4, 1999

To Participants in the Stock Purchase Plan of The Limited, Inc.:

Dear Client:

  Enclosed for your consideration is the Offer to Purchase dated May 4, 1999 (the "Offer to Purchase") in connection with the offer (the "Offer") by The Limited, Inc., a Delaware corporation (the "Company"), to purchase up to 15,000,000 outstanding shares of its common stock, $.50 par value per share (such shares, together with all other outstanding shares of common stock of the Company, are herein referred to as the "Shares"), at a price specified by its stockholders not greater than $55.00 nor less than $50.00 per Share, net to the seller in cash.

  The Company will determine a single per Share price (not greater than $55.00 nor less than $50,00 per Share) that it will pay for the Shares validly tendered pursuant to the Offer and not withdrawn (the "Purchase Price"), after taking into account the number of Shares so tendered and the prices specified by tendering stockholders. The Company will select the lowest Purchase Price that will allow it to purchase 15,000,000 Shares (or such lesser number as are validly tendered and not withdrawn at prices not greater than $55.00 nor less than $50.00 per Share) pursuant to the Offer. All stockholders whose Shares are purchased by the Company will receive the Purchase Price for each Share purchased in the Offer.

  Merrill Lynch is the holder of record of Shares held for your account in The Limited, Inc. Stock Purchase Plan (the "Plan"). A tender of your Shares in your Plan account can only be made by us as your agent, pursuant to your instructions.

  If you wish to participate in this tender offer, you must notify Merrill Lynch by no later than 3:30 p.m. on Thursday, May 27, 1999. If you wish to tender all or any number of your Shares, please instruct us by the deadline. If you do not respond to this notice, no Shares will be tendered.

  Cash received from any Shares tendered and accepted for payment by the Company will be distributed to participants by check. Any Shares tendered but not accepted by the Company will remain in your account.

  Merrill Lynch customers who wish to tender their Shares must contact our Customer Service Unit by 3:30 p.m. EST on Thursday, May 27, 1999. The phone number to call is: 1-800-637-3766.

  Our operators are available to take your call Monday through Friday between the hours of 8:00 a.m. and 7:00 p.m. EST.
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Please note the following:

  1. You may tender Shares for cash at either the price specified by you (in multiples of $0.125), not greater than $55.00 nor less than $50.00 per Share, or the price determined by "Dutch auction" as indicated in Section 1 of the Offer to Purchase.

  2. The expiration date, the withdrawal deadline and the proration deadline are on Tuesday, June 1, 1999, at 12:00 midnight, New York City time, unless the Company extends the Offer.
  3. The Offer is not conditioned upon any minimum number of Shares being tendered. The Offer is subject, however, to the conditions as set forth in
Section 6 of the Offer to Purchase.
  4. Any stock transfer taxes applicable to the sale of Shares to the Company pursuant to the Offer will be paid by the Company.
  5. Special Treatment for "Odd Lot" Holders: If you owned beneficially as of the close of business on May 3, 1999, an aggregate of fewer than 100 Shares and you instruct us to tender on your behalf all such Shares prior to the expiration of the Offer, all such Shares will be accepted for purchase before proration, if any, of the purchase of other Shares properly tendered.
  THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS SUBJECT, HOWEVER, TO CERTAIN OTHER CONDITIONS. SEE
SECTION 6 OF THE OFFER TO PURCHASE. NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER WHETHER TO TENDER ANY OR ALL OF THEIR SHARES PURSUANT TO THE OFFER. LESLIE H. WEXNER, CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER OF THE COMPANY, HIS IMMEDIATE FAMILY MEMBERS AND AFFILIATED ENTITIES HAVE AGREED NOT TO TENDER ANY SHARES PURSUANT TO THE OFFER. SEE SECTION 11 OF THE OFFER TO PURCHASE. THE COMPANY HAS BEEN ADVISED THAT ITS OTHER DIRECTORS AND EXECUTIVE OFFICERS HAVE NOT DETERMINED WHETHER TO TENDER THEIR SHARES PURSUANT TO THE OFFER. STOCKHOLDERS MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER.
  YOUR INSTRUCTIONS TO US MUST BE FORWARDED TO US PROMPTLY IN ORDER TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF IN ACCORDANCE WITH THE PROVISIONS OF THE OFFER TO PURCHASE. ALTHOUGH THE EXPIRATION DATE, THE WITHDRAWAL DEADLINE AND THE PRORATION DEADLINE ARE PRESENTLY SCHEDULED TO OCCUR ON TUESDAY, JUNE 1, 1999, AT 12:00 MIDNIGHT, NEW YORK CITY TIME, WE MUST RECEIVE YOUR INSTRUCTIONS BY NO LATER THAN 3:30 P.M. EST ON THURSDAY, MAY 27, 1999 IN ORDER TO BE ABLE TO ACT ON YOUR INSTRUCTIONS IN A TIMELY FASHION (UNLESS THE OFFER IS EXTENDED BY THE COMPANY).

                                          Very truly yours,

                                          Merrill Lynch, Pierce, Fenner& Smith
                                           Incorporated
                                          Agent, The Limited, Inc.
                                           StockPurchase Plan

  As described in the Offer to Purchase, if fewer than all Shares validly tendered at or below the Purchase Price prior to the expiration of the Offer are to be purchased by the Company, the Company will purchase Shares in the following order of priority: (a) all "odd lot" Shares tendered at or below the Purchase Price prior to the expiration of the Offer by any stockholder who owned beneficially as of the close of business on May 3, 1999,

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an aggregate of fewer than 100 Shares, and who validly tenders all of such
Shares (partial tenders will not qualify for this preference); and (b) then, after purchase of all of the foregoing Shares, all other Shares validly tendered at or below the Purchase Price and not withdrawn prior to the expiration of the Offer, on a pro rata basis, if necessary (with appropriate adjustments to avoid purchases of fractional Shares).

  The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions the laws of which require that the Offer be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Company by Lazard Freres & Co. llc and J.P. Morgan Securities Inc. or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

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